Exhibit 99.1

For Immediate Release

Multi Packaging Solutions Announces Proposed Redemption of Senior Notes, Proposed New Incremental Term Loan B, Repricing of Outstanding Euro Tranche B Term Loans and Sterling Tranche B Term Loans and Upsizing of Revolving Credit Facility

New York, NY, September 16, 2016:  Multi Packaging Solutions International Limited (“MPS”) (NYSE: MPSX) announced today that it is proposing to redeem all of its outstanding $200 million in aggregate principal amount of 8.500% Senior Notes due 2021 (the “Notes”) on October 17, 2016, subject to the condition that MPS, or its affiliates, has consummated a financing for the purpose of redeeming the Notes on terms satisfactory to it as well as paying the related call premium and fees associated with the transaction.  The scheduled redemption date may be delayed to meet the condition noted above.  The foregoing does not constitute a notice of redemption for, or an obligation to issue a notice of redemption for, the Notes.  The proposed redemption will be funded in part by the proceeds of a proposed new US Dollar tranche B term loan. MPS concurrently intends to reprice its existing Euro tranche B term loans and Sterling tranche B term loans and to upsize its US Dollar revolving credit facility from $50 million to $70 million.

Important Information

MPS cannot provide any assurances about the timing, terms or interest rate associated with the planned redemption, refinancing, repricing or upsizing, or that the redemption, refinancing, repricing and upsizing transactions can be completed at all.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This release may contain certain forward-looking statements regarding MPS and its subsidiaries. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of MPS’ control that may cause its business, industry, strategy, financing activities or actual results to differ materially. MPS undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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About Multi Packaging Solutions

MPS is a leading global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer and multi-media markets.  MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes.  MPS has 59 manufacturing locations across North America, Europe and Asia and employs approximately 8,800 people.

Contact

Richard Zubek, Investor Relations

(646) 885-0005

150 East 52nd Street, 28th floor

New York, NY 10022

ir@multipkg.com